Exhibit 10.20

CONFIDENTIAL TREATMENT REQUEST

[*] INDICATES INFORMATION THAT HAS BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST AND THIS INFORMATION HAS BEEN FILED UNDER SEPARATE COVER WITH THE COMMISSION.

                CONSULTING AGREEMENT BETWEEN [*] AND SHEERVISION.

FEBRUARY 15, 2005

OVERVIEW

This agreement outlines the terms and condition for which [*] (hereafter referred to as [*] or [*]) and Sheervision enter into an arrangement wherein [*] will provide product development consulting service to Sheervison. The history of product development to date will be outlined and work product and ownership will be discussed.

PROJECTS/PRODUCT

[*] is in the process of designing three products for Sheervision. These are outlined below. Only the product "Metal Halide Illuminator" has a previous agreement detailing work product and compensation ("75watt proposal" dated 1/14/05). This arrangement will be modified and new terms will be established for each of the remaining two products in process.

      LED HEADLIGHT

      Sheervision desires to produce an LED based "headlight". [*] has developed such a product based on the LumiLeds Luxeon 3watt white LED. It is [*]'s understanding that Sheervision will manage the manufacture of this product.

      METAL HALIDE ILLUMINATOR

      The metal halide illuminator is based on a design that originally envisioned a 75watt Ushio metal halide lamp. Upon [*]'s production of first article of this illuminator, Supervision decided to suspend the use of this lamp. [*] then engaged in a product search for light sources suitable for this application. [*] has delivered a prototype of this new illuminator utilizing a 35 watt Metal Halide Xenon filled lamp with numerous superior attributes to other products on the market. Appendix A will discuss work product and terms of compensation for the development of this product.

      HALOGEN ILLUMINATOR

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confiendtial treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

      Supervision desires to offer an illuminator based on the design of the Metal Halide illuminator but utilizing a 12 volt halogen lamp. The advantages of this are, among other potential advantages, greatly reduced cost. [*] has advised Sheervision on a lamp and ballast for this product that will provide suitable light output and lamp life while achieving Sheervision's desired costing. [*] has delivered a prototype of this product that meets with Sheervision's approval. Along with engineering drawing suitable for the manufacture of this product [*] will provide a bill of materials.

OWNERSHIP OF DESIGN AND INTELLECTUAL PROPERTY

For each of the products outlined above, ownership of designs will transfer from [*] to Sheervision upon payment of design cost and prototyping support. This will take place before the phase wherein [*] supports acquisition of UL and CE marks for illuminators. Component utilization and engineering techniques will not become the property of Sheervision. Additionally, from time to time [*] will propose technique or inventions that will add value to the product that Sheervision will develop. Arrangements for the ownership of these inventions will be offered to Sheervision as they arise.

GENERAL CONSULTING SUPPORT.

[*] makes itself available for advise on product specification, testing, manufacturing issues, business advise and any support for the successful completion of the products outlined herein. For this service [*] proposes that a retention fee of [*] per month be payed to [*] for a period of 6 months starting in August 05.

                                   APPENDIX A

TERMS OF COMPENSATION FOR LED HEADLIGHT DEVELOPMENT

[*] has produced models and drawings suitable for the manufacture of this product and has delivered a prototype. [*] is prepared to transfer these documents along with a bill of materials to Sheervision. Upon which time Sheervision will have 15 days to remit the sum of [*] to [*] for rights to the design. [*] feels that material usage and techniques are generic enough that only the design aspects of this device can be owned.

Support for design revisions to this product during manufacture pertaining to the products manufacturability, appearance, functionality, packaging, certification or any and all additional characteristics will be billed at [*]'s hourly rate of [*].

                                   APPENDIX B

TERMS OF COMPENSATION FOR METAL HALIDE ILLUMINATOR DEVELOPMENT

As per the agreement of 1/14/05 titled "75watt proposal", delivery of product design in the form of engineering drawings for this product was associated with a cost to Sheervision of [*]. Sheervision agreed to pay for prototype costing. As per verbal agreement subsequent to the terms of this proposal, [*] agreed to reduce cost of engineering drawings delivery by [*] to offset costs of prototype production. [*] has received [*] for the design phase of this product to date.

Given the fundamental change to the specification of this illuminator (new light source and ballast) [*] considers the terms of the agreement 75watt proposal void. This original agreement has [*] remaining for the design phase of this product [*]. This figure does not include redesign cost based on Sheervision's decision to change lamps. Nor does it include the product search and lab time spent developing a new light source or the inherent value of this discovery. [*] proposes that this additional design work and product research be billed at [*]. Thus completion and delivery of engineering design has an associated cost to Sheervision of [*] billable upon delivery of drawings with 15 day net terms.

Additionally, two rounds of prototype development have taken place; the first for the 75watt illuminator and another for the new 35watt illuminator. Only the first prototype delivery (75watt illuminator) was covered under the agreement "75watt proposal". This original agreement set prototype support costing at [*]. In light of additional prototyping costs, [*] now proposes that this figure be [*].

Upon [*]'s receipt of functioning product from Sheervision for this product, [*] will support certification acquisition for UL and CE marks. This will be don on an hourly basis at [*]'s rate of [*].

                                   APPENDIX C

TERMS OF COMPENSATION FOR HALOGEN ILLUMINATOR DEVELOPMENT

Upon delivery of drawings for the manufacture of this illuminator, [*] will bill [*] for design and prototype development.

                               [SHEERVISION LOGO]

March 6, 2006

[*]

[*]

[*]

[*]

Dear [*]

Please find below the Addendum to our original agreement extending the period the agreement will be in force for an additional six (6) months.

Addendum to Original Agreement, dated February 15, 2005,

1. The Original Agreement, dated February 15, 2005, which included General Consulting Support executed August 2005, shall be extended and remain in force for six months from the date of this letter, terminating September 2006.

2. This agreement will automatically renew for six (6) month periods unless otherwise stipulated by either party 30 days prior to the date of termination.

/s/ Suzanne Lewsadder
---------------------------
SUZANNE LEWSADDER, Individually and
On behalf of SheerVision, Inc.

/s/  [*]
---------------------------
[*], Individually and
On behalf of [*]

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          Toll Free: 877-OPTICS-4-U (877-678-4274) o Fax: 310-265-8919
          www.sheervision.com o Email: customerservice@sheervision.com